Exhibit 10.17

IES HOLDINGS, INC.

5433 Westheimer Road, Suite 500

Houston, Texas 77056

December 6, 2018

Tontine Associates, L.L.C.

One Sound Shore Drive, Suite 304

Greenwich, CT 06830

Ladies and Gentlemen:

This BOARD OBSERVER LETTER AGREEMENT (this “Letter Agreement”) is entered into by and between, Tontine Associates, L.L.C. (“TA,” and together with its affiliates, “Tontine”), and IES Holdings, Inc., a Delaware corporation (the “Company”). Tontine and the Company are herein referred to as the “Parties” and each, individually, as a “Party.”

WHEREAS, according to its latest Form 4 filing as of October 3, 2018, Tontine holds approximately 59% of the Company’s outstanding common stock, and the Chairman of the Board of Directors of the Company (the “Board”) is the managing member of TA and certain of its affiliates, and

WHEREAS, Tontine has determined that appointing a Board Observer (as defined below) to assist it in reviewing the materials and proceedings of the Board would enhance Tontine’s ability to manage its investment in the Company; and

WHEREAS, the Unaffiliated Directors (as defined below) of the Company believe it is in the best interest of the Board and the Company to provide Tontine with the right to appoint a Board Observer to carry out such review, and the Audit Committee of the Board has approved this Letter Agreement pursuant to its Related Person Transaction Policy;

NOW THEREFORE, in consideration of these premises, the covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.    Board Observer Right.

(a)

Tontine shall have the right to appoint a representative (the “Board Observer”) who is reasonably acceptable to those members of the Board who are not affiliates of Tontine (the “Unaffiliated Directors”) to attend all meetings of the Board and any committee thereof (including telephonic meetings) as a nonvoting observer thereof (the “Board Observer Right”); provided, however, that if at any time Tontine shall cease to hold at least 20% of the Company’s outstanding common stock, then, contemporaneously therewith and without further action of the Board, the Board Observer Right shall terminate, this Letter Agreement will be null and void and of no effect and Tontine and the Board Observer shall cease to have any rights hereunder.

(b)

The Company will use commercially reasonable efforts to (i) give to the Board Observer notice of meetings of the Board and any committee thereof and all proposals to such body for action without a meeting, in each case at the same time that notice of such meetings or proposals is given to members of the Board, (ii) allow the Board Observer to attend such meetings, (iii) subject to ordinary and reasonable procedural rules, allow the Board Observer to participate in a meaningful manner in discussions of matters brought to the Board and any committee thereof, (iv) allow the Board Observer to pose questions to the Board and any committee thereof, and respond to such questions in the same manner as though they had been posed by a member of the Board, and (v) provide the Board Observer with copies of written materials distributed to the Board and any committees thereof in connection with such meetings or proposals for action without a meeting, including all minutes of previous actions and proceedings; provided, however, that such Board Observer shall agree to hold in strict confidence all information so provided and all non-public information and proceedings of the Board as provided in clause (c) below; and provided further, that (x) the Company reserves the right to withhold any information from the Board Observer and to exclude the Board Observer from any meeting or portion thereof, as deemed reasonably necessary by the Board or the Unaffiliated Directors, including if access to such information or attendance at such meeting could present a conflict of interest or adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets, and (y) the Board Observer shall not have any voting rights or any other decision-making authority.

(c)

The exercise by Tontine of the Board Observer Right is conditioned upon the Company’s receipt of a confidentiality agreement executed by Tontine and the Board Observer that is reasonably satisfactory to the Company providing for Tontine’s and the Board Observer’s preservation of the confidentiality of any materials provided or information received at any meeting of the Board or any committee thereof.

(d)	The Board Observer shall be entitled to receive reimbursement by the Company for reasonable out-of-pocket expenses incurred in his or her capacity as a Board Observer.

(e)

Should the Unaffiliated Directors determine that any individual serving as the Board Observer is not reasonably acceptable, they may remove such individual from serving as Board Observer, and Tontine may appoint another individual deemed reasonably acceptable by such Unaffiliated Directors to serve as Board Observer.

(f)

The Company hereby acknowledges that the Board Observer shall not have, or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or its stockholders other than pursuant to any confidentiality agreement entered into between the Company and the Board Observer.

(g)

The Board Observer shall be entitled to coverage under the Company’s directors’ and officers’ liability insurance policy to the same, or substantially the same, extent provided by the Company to its directors. The Company acknowledges and agrees that the foregoing rights to insurance coverage constitute third-party rights extended to the Board Observer by the Company and do not constitute rights to insurance coverage as a result of the Board Observer serving as a director, officer, employee or agent of the Company.

2.    Agreement. This Letter Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all other prior letters and understandings, both written and verbal, between the Parties hereto with respect to the subject matter hereof.

3.    Assignment. This Letter Agreement is solely for the benefit of the Parties hereto, and, to the fullest extent permitted by law, will not be assignable by any Party without the prior written consent of the other Party.

4.    Miscellaneous. This Letter Agreement shall be governed by and be construed and have effect in accordance with the Laws of the State of Delaware, excluding any choice of law rules that may direct application of Laws of another jurisdiction. This Letter Agreement may be amended and the observance of any provision may be waived only with the mutual written consent of each of the Parties hereto. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Letter Agreement. This Letter Agreement may be executed in multiple counterparts which, when taken together, shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing and returning the enclosed copy of this Letter Agreement.

IES HOLDINGS, INC.

By:	/s/ ROBERT W. LEWEY
Name: Robert W. Lewey
Title: President

Agreed to and Acknowledged as of the date hereof:

TONTINE ASSOCIATES, L.L.C.

By:	/s/ JEFFREY L. GENDELL
Name: Jeffrey L. Gendell
Title: Managing Member

Signature Page to Letter Agreement